DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (the “Agreement”), executed the 5th day of March, 2013 (the “Effective Date”), is by and between Dynamic Applications Corp., a Delaware corporation, with offices located at 14 Menachem Begin Street, Ramat Gan, 52700, Israel (the “Company”) and GUMI Tel Aviv Ltd, a company organized under the laws of Israel with offices located at 10 Hamashbir Street, Holon 58855, Israel ("GUMI"). The Company and GUMI shall hereinafter be referred to individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, GUMI is a major, privately-held Israeli technology company engaged in the manufacture and sale of industrial equipment, among other business segments; and

WHEREAS, the Company is a development stage company and the owner of a patent and related technology which covers the design and development of an electromagnetic percussion device with a striking piston made of a single monolithic block (the "Patented Device"); and

Whereas, the Company and GUMI believe that the Patented Device has commercial feasibility, provided that development of the prototype of the Patented Device ("Prototype") is completed; and

Whereas, the Company and GUMI desire to enter into this Agreement pursuant to which the Company will deliver all necessary patent and design information related to the Patented Device and GUMI will undertake to: (i) complete the development of the Prototype; (ii) manufacture the commercial model(s) of the Patented device; and (iii market the commercial model(s) of the Patented Device (the "Commercial Device(s)").

NOW, THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:

1. Obligations of the Parties

1.1 The Company shall provide GUMI with details with respect to the patent applicable to the Patented Device, including information regarding the multiple uses of the Patented Device, all drawings and designs in the Company's possession and control and all other proprietary and confidential information ("Confidential Information") that the Company and GUMI may deem necessary or appropriate in order for GUMI to complete development of the Prototype, manufacture the Commercial Device(s) and market the Commercial Devices pursuant to a plan developed by GUMI.

1.2 For the consideration set forth in Section 2 below, GUMI, at its own cost and expense, will: (i) complete development of the Prototype; (ii) manufacture the Commercial Device(s); and (iii) market the Commercial Device(s).

1.3 During the period that GUMI is working on completion of development of the Prototype, GUMI shall prepare and deliver to the Company reports on a monthly basis stating in reasonable detail the status of GUMI's Prototype development efforts together with an excel spreadsheet detailing the costs and expenses during this stage.

1.4 GUMI agrees that following development of the Prototype and upon the commencement of sales and marketing of the Commercial Device(s), it shall deliver to the company on a monthly basis a written report of all revenues generated from the sale of the Commercial Device(s) together with an excel spreadsheet detailing the costs and expenses during the manufacturing and marketing stage.

1.5 GUMI agrees not to disclose to any other firm, company, party or person which is or could be a direct competitor of the Company's Patented Device or to use the Confidential Information for the benefit solely of GUMI or for any third-party to the detriment of the Company.

2. Consideration

2.1 The Parties agree that in consideration for GUMI's development of the Prototype, manufacture the Commercial Device(s) and market the Commercial Device(s), and incurring all costs and expenses related to its obligations under this Agreement, the Parties agree that GUMI shall be compensated as follows:

(i) Upon the execution of this Agreement, the Company shall grant to GUMI or its designee warrants ("Warrants") to purchase two hundred thousand (200,000) shares of the Company's restricted common stock (the "Warrant Shares") at an exercise price of USD$0.05 per Warrant Share (the "Exercise Price");

(ii) Upon completion of development of the Prototype, the Company shall grant to GUMI or its designee Warrants to purchase an additional two hundred thousand (200,000) Warrant Shares at the Exercise Price;

(iii) Upon the completion of the manufacture of the initial Commercial Device, the Company the Company shall grant to GUMI or its designee Warrants to purchase an additional two hundred thousand (200,000) Warrant Shares at the Exercise Price; and

(iv) Each of the Warrants granted pursuant to this Agreement shall expire three (3) years from the date of grant.

2.2 The Parties agree that until such time that GUMI recoups all costs and expenses that it has incurred and paid in connection with the completion of development of the Prototype and the manufacture of the initial Commercial Device ("Date of Recoupment"), one hundred (100%) percent of the sales revenues shall be paid and distributed to GUMI.

2.3 On and after the Date of Recoupment, the Parties agree that net revenues shall be paid sixty-five (65%) percent to GUMI and thirty-five (35%) percent to the Company.

3. Indemnification

3.1 Each Party shall hold harmless, defend and indemnify the other from and against any and all claims, demands or causes of action (“Claims”) brought against the other Party by third parties, alleging liabilities, damages, injuries (to property or persons, including without limitation wrongful death), losses, costs, expenses, including reasonable attorney’s fees (“Losses”) based on, connected with, related to or resulting out of willful misconduct or gross negligence with respect to the fulfillment of its undertakings set forth hereunder.

4. Duration/Termination

4.1 This Agreement shall commence as of the Effective Date and shall be valid thereafter for a term of five (5) years (the "Term"), subject to the agreement of the Parties, subject to the agreement of the Parties, not later than one hundred and twenty (120) days prior to the expiration of the Term, to extend the Term of the Agreement for additional one (1) year periods.

4.2 If the Parties in good faith determine that the Prototype and/or the Commercial Device is/are not commercially feasible, either Party may terminate this Agreement upon thirty (30) days written notice to the other Party. In the event that GUMI terminates this Agreement because of its determination of lack of commercial feasibility, GUMI undertakes to return to the Company all Confidential Information, provide the Company with a written report containing in sufficient detail the basis for its determination, and shall deliver to the Company a non-disclosure, non-competition agreement together with the Prototype and any manufactured Commercial Devices.

4.3 This Agreement shall be subject to immediate termination if either Party: (i) is judged bankrupt or has a receiver appointed or files a petition in bankruptcy; (ii) materially fails to perform or observe any of the obligations imposed on it hereunder, and does not remedy such failure within thirty (30) days after receipt of the written notice from the innocent Party to remedy the same, and the innocent Party by further written notice terminates this Agreement, being understood that such termination is without prejudice to the innocent Party’s rights to damages arising out of that failure.

5. Assignment

5.1 Neither Party may assign or transfer this Agreement to any other party without the express written consent of the other Party, unless such assignment is made to a Permitted Party, which is defined herein as any subsidiary over which the assigning Party has control; control being at least fifty (50%) percent of the voting power of such subsidiary, or the power to nominate at least half of the directors of the board of such subsidiary.

6. Miscellaneous

6.1 This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof superseding all prior agreements or understandings whether oral or written and may not be changed in any manner except in form of written contract amendments executed by authorized representatives of the Parties.

6.2 The Parties hereto recognize that it is impossible to elaborate in advance all operating details of this Agreement; in discharging the respective duties and obligations hereunder the Parties shall apply the standards of good faith and commercial loyalty.

6.3 While acting under this Agreement, each Party shall use and apply in all respects such care and diligence it would use and apply if it were acting for its own risk and account.

6.4 Any waiver shall only be valid if in writing and signed by the Party against whom the same is thought to be enforced.

6.5 Dispute resolution; Governing Law. The internal laws of the State of Israel, without regard to its choice of law rules, shall govern this Agreement and the transactions contemplated hereunder In the event of dispute between the Parties with respect to any provision of this Agreement and/or the interpretation and/or performance thereof, the management of the Parties shall negotiate in good faith a resolution for such dispute and shall strive to resolve the dispute within fourteen (14) business days of first written notice of such dispute. In the event that such dispute is not resolved in such good faith negotiations, then the Parties agree to submit the matter to settlement proceedings under the International Chamber of Commerce ADR Rules. If the dispute has not been settled pursuant to the said Rules within forty-five (45) days following the filing of a request for ADR, then each Party shall be entitled to approach the competent courts in London, England which shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement and the Parties hereto waive any claims to forum non convenience or other such defenses as may apply to personal jurisdiction.

6.6 This Agreement may be signed in counterparts, and shall be considered as a single executed Agreement when identical counterparts are signed by each party.

6.7 Each covenant and provision contained in this Agreement shall be severable, separate and distinct and the unenforceability in whole or in part of any covenant or provision thereof shall be deemed not to affect or impair the validity or enforceability of any other covenant or provision hereof.

6.8 The Parties agree to execute and comply by the terms and conditions of a Non-Disclosure/Non-Competition Agreement in the form of agreement to be attached hereto, which shall be incorporated by reference into this Agreement, mutatis mutandis. All drawings, memoranda, reports and any other documentation furnished to each Party by the other Party shall remain the sole property of the disclosing Party and shall be returned completely and immediately after termination of this Agreement together with any copies that may have been made.

6.9 The Parties agree not to knowingly supply copies of any Prototype or Patented Device product(s) to the other Party's competitors without prior, written approval from the other Party nor will either Party, directly or indirectly, copy or reverse engineer the Prototype or Patented Device products. Further, the Parties agree to assist each other in preventing any third-arties from copying or reverse engineering the Prototype or Patented Device products, and will promptly report to each other any attempts to do so.

6.10 Any notice required or permitted to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, or by email to the following:

If to the Company, then to:

Asher Zwebner, Chief Financial Officer
7 Menachem Begin Street
Ramat Gan, 52521 Israel
Email: Asher.Zwebner@gmail.com

If to GUMI, then to:

Zvi Azulai, CEO
10 Hamashbir Street
Holon 58855, Israel
Email: zvi@gumi.co.il

With a copy to:

Office of Richard Rubin
40 Wall Street, 28th Floor
New York, NY 10005
Email: Richard.Rubin100@gmail.com

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

DYNAMIC APPLICATIONS CORP.                              GUMI TEL AVIV LTD

By: /s/ Asher Zwebner                                                      By: /s/ Zvi Azulai

Asher Zwebner, CFO                                                          Zvi Azulai, CEO